As filed with the Securities and Exchange Commission on October 21, 1996
                          Registration No. 333-08285

                      SECURITIES AND EXCHANGE COMMISSION
                      ----------------------------------
                                AMENDMENT NO. 3
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                      ----------------------------------

                            SAF T LOK INCORPORATED
            (Exact name of registrant as specified in its charter)

                     Florida                      65-0142837
         (State or other jurisdiction of       (I.R.S. Employer
          incorporation or organization)      Identification No.)

                          18245 S.E. Federal Highway
                            Tequesta, Florida 33469
                                (561) 743-5625
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


  Jerald S. Beer, Esq., 515 N. Flagler Drive #1900, West Palm Beach, Florida
                             33401 (561) 832-5900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                  Mark H. Mirkin, Esq., MIRKIN & WOOLF, P.A.,
1700 Palm Beach Lakes Boulevard #580, West Palm Beach, Florida 33401 (561) 687-
                                     4460

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: o

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Sec-urities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: o

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. o

CALCULATION OF REGISTRATION FEE


                 CALCULATION OF REGISTRATION FEE

Title of each class     Amount to be    Proposed maximum        Proposed maximum        Amount of
ofsecurities to be      registered      offering price per      aggregate offering      registration fee
registered              (shares)        share <F1>              price<F1>
Common Stock
(no par value)          320,000         $10.00                  $3,200,000              $1104

<F1>
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 based upon the average of the high and low prices of the Company's Common Stock as reported by the NASDAQ
SmallCap Market on July 15, 1996.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Reg-istrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED OCTOBER 25, 1996

                                  PROSPECTUS

                                320,000 Shares

                            SAF T LOK INCORPORATED
                                 Common Stock



This Prospectus relates to 320,000 shares of common stock, $0.01 par value ("Common Stock"), of Saf T Lok Incorporated, a Florida corporation (the "Company"), which may be offered for sale from time to time by certain share-holders of the Company (the "Selling Shareholders"), or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions at varying prices det-ermined at the time of sale or at negotiated prices (the "Offering"). See "PLAN OF DISTRIBUTION".

The Company will not receive any of the proceeds from the sale of the shares of Common Stock (the "Shares") by the Selling Share-holders. The expenses of registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Shares which may be offered hereby will be paid by the Company.

The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "LOCK". On October 15, 1996, the closing price of the Common Stock was $7.75.

See "RISK FACTORS" for information that should be considered by prospective purchasers of the securities offered hereby.

                         _____________________________


           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

              The date of this Prospectus is October 25 , 1996.
No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Sharehol-ders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereun-der shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                               ________________

                               TABLE OF CONTENTS
                               ________________

                                                                          Page

AVAILABLE INFORMATION.......................................                 2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............                 3
RISK FACTORS.......................                                          4
THE COMPANY.................................................                 7
USE OF PROCEEDS.............................................                15
PRICE RANGE OF COMMON STOCK.................................                15
DIVIDEND POLICY.............................................                16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.......................                  16
MANAGEMENT..................................................                19
SELLING SHAREHOLDERS........................................                20
DESCRIPTION OF CAPITAL STOCK................................                20
FLORIDA LAW AND CERTAIN CHARTER PROVISIONS..................                22
PLAN OF DISTRIBUTION........................................                23
LEGAL MATTERS...............................................                24
EXPERTS.....................................................                24


                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Secur-ities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 500 West Madison Street #1400, Chicago, IL 60661-2511 and Seven World Trade Center #1300, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Shares of the Company's Common Stock are traded on the Nasdaq SmallCap Market. Such reports, proxy statements and other information can also be inspected and copied at the offices of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act with respect to the securities offered pursuant to this Prospectus. This Prospec-tus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each in-stance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission pursuant to the Exchange Act (File No. 1-11968) are hereby incorporated by reference in-to this Prospectus:
(a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, (b) the Company's Current Report on Form 8-K filed on January 19, 1996, (c) the Company's Current Report on Form 8-K filed on February 26, 1996, (d) the Compa-ny's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996 filed on May 15, 1996, (e) the Company's Proxy Statement for the Annual Meeting of Shareholders held July 18, 1996 filed on June 26, 1996, (f) the Form 8-K/A filed on August 2, 1996, (g) the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996 filed on August 15, 1996; (h) two Form 10-QSB/A's filed on October 3, 1996; and (i) the Form 10-KSB/A filed on October 3, 1996.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering pursuant to this Prospectus shall be deemed to be incorporated by reference and to be part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be in-corporated by reference herein shall be deemed to be modified or sup-erseded for purposes of the Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to the Investor Relations Department, Saf T Lok Incorporated, 18245 S.E. Federal Highway, Tequesta, Florida 33469, telephone number 561-743-5625.

                                 RISK FACTORS

Each prospective purchaser should carefully consider the following factors inherent in and affecting the business of the Company and this Offering before making a decision to purchase the Common Stock offered hereby.

History of Operating Losses; Future Operating Results. The Company has never reported a consolidated net profit for a fiscal year end. The Company's operating expenses can be expected to increase significantly in connection with the implementation of its marketing and advertising program, as well as the financing of inventory and receivables. There can be no assurance that the Company will operate profitably in the future.

Rapid Transformation and Integration of Acquisition. The Company's operations and business have been substantially transformed as a result of the acquisition by merger in February 1996 of Saf T Lok Corporation (now known as STL Lock, Inc.) ("STL"). The Company has made a major commitment to the gun lock business, representing a complete departure from its former focus. In or-der to integrate its new business into the Company's operations, the Company will be required to expend significant management and financial resources. There can be no assurance that the Company will be able to integrate successfully its new business into the Company's operations or that STL can be operated profitably.

Dependence on Key Personnel. The success of the Company is largely dependent on the personal efforts and abilities of Frank W. Brooks, Chairman of the Board, and Robert L. Gilbert, III, President and Chief Executive Officer, and certain other key mem-bers of senior management. The loss of Mr. Brooks' or Mr. Gil-bert's services or those of other key personnel could have a material adverse effect on the Company.

Shares Eligible for Future Sale. Future sales of Common Stock by existing shareholders pursuant to Rule 144 under the Securities Act, or following the exercise of outstanding vested options or warrants and the exercise of related registration rights, could adversely affect the market price of the Company's Common Stock and impair the Company's ability to raise capital through the sale of its equity securities. As of October 1, 1996, the Company had 5,522,057 shares of Common Stock outstanding. Of these shares, approximately 2,000,000 shares are freely transferable without restriction.

Possible Volatility of Market Price of Common Stock. The market price for the Common Stock may be significantly affected by such factors as the Company's operating results and various factors affecting the economy in general. Moreover, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly of small and emerging growth companies that trade in the over-the-counter market, have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

Lack of Arrangement With Gun Manufacturer. On May 3, 1996, the Company issued a press release announcing that it had commenced preliminary discussions concerning forming a strategic alliance with gun manufacturers. Those discussions remain in the preliminary stages and focus on factory installation of the Company's lock by the manufacturers. Revenue gener-ated by factory installation, which in all likelihood would take the form of license fees and royalties, would supplement revenue generated by dealer and end-user installation. There can be no assurance that the Company will enter into a business arrangement with a gun manufacturer or, if so, that such arrangement can be consummated successfully.

Single Product Company. The Company has generated revenues to date of $28,259 from sales of its initial product. The Company's success depends on its ability to market its initial pro-duct to gun owners and buyers and, thereafter, to enhance its initial product and to introduce new products. The Company anticipates that it will focus its marketing efforts on its initial product until it has saturated the firearms market. There can be no assurance that the Company will be successful in identifying new markets, in developing and marketing new products or in en-hancing its initial product. The Company's prospects could be adversely affected if the Company were to incur delays in devel-oping new products or enhancing its initial product or if such new products or enhancements do not gain market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies non-competitive or obsolete.

Sales Channel Risks. The Company currently sells its products directly to retail firearms dealers but may begin selling through regional, national and wholesale distributors. Although such efforts have not yet begun, if such selling begins, the Company might become dependent upon the continuing viability and financial stability of such distributors. Additionally, the Company is seeking to sell products to original equipment manu-facturers ("OEMs"). OEMs typically have significantly different requirements and more stringent purchasing procedures and quality standards than wholesale distributors and other resellers. There can be no assurance that the Company will be able to develop pro-ducts for or deliver products into the OEM market or that it can establish and maintain an effective distribution and customer support system for OEMs. The Company's prospects could be ad-versely affected if it is unsuccessful in developing, manufacturing and marketing products for sale to OEMs. In addition, OEMs may require special distribution arrangements and product pricing, which could have a material adverse effect on the Company's operating results. Currently the Company has no agreements with any distributors or OEMs. Given the Company's limited resources and marketing capabilities, the Company has elected to attempt to generate retail firearms dealer interest and to sell directly to end-users by advertising a toll-free phone number in gun enthusi-ast publications. Finally there can be no assurance that the Company will be able to generate and sustain sales to retail firearms dealers, which could have a material adverse effect on the Company's operating results.

Proprietary Rights. Although STL has not historically been the subject of claims of infringement by third parties, it may re-ceive in the future communications from third parties asserting intellectual property rights relating to the Company's products and technologies. The Company could be forced to incur substantial costs in defending legal action taken against it or rede-signing its products. Should the Company be found to infringe the proprietary rights of others, the Company could be required to pay claims to the infringed party which could have a material adverse effect on the Company's operating results.

Warranty Claims; Product Returns. The Company to date has not encountered material warranty claims or liabilities. The Company seeks to introduce enhanced and new products, which could result in product returns and warranty claims as a result of the risks inherent in the introduction of such products. The Company has not reserved any sums for product returns or warranty claims. There can be no assurance that product returns and warranty claims will not have a material adverse effect on the Company's future operating results.

Dependence on Suppliers. The major components of the Company's products are locks and grips. Currently each major component is obtained from single sources. The Company has no guaranteed sup-ply arrangements with any of its suppliers and there can be no assurance that these suppliers will continue to meet the Compa-ny's requirements. An extended interruption in the supply of any of these components or a reduction in their quality or reliabili-ty would have a material adverse effect on the Company's operating results. While the Company believes that with respect to its single source components it could obtain similar components from other sources, there can be no assurance that shortages of components will not occur in the future which could increase the cost or delay the shipment of the Company's products and have a material adverse effect on the Company's operating results. Sig-nificant increases in the prices of these components could also have a material adverse effect on the Company's operating results because the Company may not be able to adjust product pricing to reflect the increases in component costs.

Lack of International Sales. Although the Company has not yet sold any product overseas, the Company seeks to do so and anticipates that international sales will account for a significant portion of sales in the foreseeable future. Expanding operations outside the U.S. and entering additional international markets will require signifi-cant management attention and financial resources. Risks inher-ent in international sales include unexpected changes in regula-tory requirements, tariffs or other barriers, difficulties in staffing and managing foreign sales operations and potentially adverse tax consequences. In addition, fluctuations in exchange rates may render the Company's products less competitive relative to other products or expose the Company to foreign exchange currency losses. One or more of these factors may have a material adverse effect on the Company's future international sales and consequently on the Company's operating results.

Anti-takeover Effects of Florida Law. Provisions of Florida law may discourage third parties from making, or make it more difficult for other persons to make, a tender offer for or acquisitions of substantial amounts of the Company's Common Stock or from launching other takeover attempts that a sharehol-der might consider in such shareholder's best interest.

                                  THE COMPANY

The Company is engaged in two lines of business: (i) subsidiary RGB Video, Inc. ("RGBVI") assembles, markets and sells personal computer-based video editing systems ("Desktop Video") under the trademark AmiLinkr, and (ii) subsidiary STL designs, develops, manufactures and distributes a patented and proprietary safety lock for guns under the trademark Saf T LokTM (the "Safety Lock"). For the reasons described below, the Company is phasing out of the Desktop Video business by selling down inventory to dealers with whom the Company has pre-existing relationships; because of its limited resources, the Company is not soliciting sales but simply is filling dealer orders.

RGBVI has developed versions of its Desktop Video products that are compatible with Commodore Amiga computer systems and with IBM and IBM-compatible computers utilizing the Microsoft Windows op-erating system. On May 2, 1994, Commodore Electronics Ltd., mak-er of the Commodore Amiga computer, claimed insolvency and stopped producing the Amiga computer. This single event had a devastating effect on the marketability of RGBVI's Amiga-based products. RGBVI's PC-based products face formidable competition and sales of these products have been insignificant. As a res-ult, RGBVI does not have a strong presence in this market and at present sales have been nominal.

In order to produce professional quality videotapes, a video pro-ducer must acquire raw footage, choose video sequences to be used in the final product, and edit these select sequences. The pro-duction of a videotape requires several pieces of equipment including cameras to record raw footage and video devices ("Video Devices") consisting of videotape players, laserdisc players and videotape recorders. Videotape and laserdisc players are used to play back raw footage and other pre-recorded images, and videotape recorders are used to record the final product. Traditional hardware-based editing systems use additional devices ("Peripheral Components") to generate special effects, captions, graphics and sound, which are integrated with videotaped sequences to create a finished videotape. In Desktop Video systems, computer ex-pansion cards and software (collectively "Expansion Cards") can normally replace hardware-based Peripheral Components.

RGBVI sells proprietary software programs which, when used in conjunction with a specialized computer circuit board ("Machine Control"), allow the video producer to edit and integrate raw footage from Video Devices and special effects generated by Expansion Cards using a personal computer.

On February 13, 1996 the Company acquired STL through merger with a newly-formed special purpose subsidiary. STL designs, devel-ops, manufactures and distributes a patented and proprietary safety lock for guns (see "The Safety Lock Business").

Organization, Initial Public Offering and Merger

The Company was incorporated in Florida in July 1989 under the name of RGB Sales & Marketing, Inc. In September 1989, Robert L. Gilbert, III and his wife Cynthia T. Gilbert purchased certain of the assets and assumed certain of the liabilities of RGB Video Creations, Inc. These assets were contributed to the Company as its initial capitalization. In October 1989 RGBVI commenced op-erations of its Desktop Video business. At that time, the Compa-ny succeeded to the business of its predecessor which had oper-ated a retail store that sold the Amiga computer, had produced a series of tutorial programs used with software written for the Amiga platform and developed the initial version of the Ami-Linkr software. RGBVI did not continue the other lines of the prede-cessor's business described above.

The Company completed an initial public offering of its Common Stock on June 23, 1993. In total, the Company sold 1,340,000 shares of its common stock at an offering price to the public of $7.00 per share. Of the shares sold, 1,160,000 were sold pursuant to the initial offering and an additional 180,000 shares were sold under the same terms and conditions by the exercise in full of the underwriter's option granted solely for the purpose of covering over-allotments. The gross proceeds to the Company from the offering, before deducting expenses of the offering and after underwriting discounts and commissions, were $8,160,600. The net proceeds to the Company from the offering, after deducting expen-ses of the offering and after underwriting discounts and commissions, were $7,349,867.

Pursuant to an Agreement and Plan of Merger (the "Plan") dated January 10, 1996 among the Company, STL and Sphere Enterprises, Inc. ("Sphere"), Sphere, a wholly-owned special-purpose subsidi-ary of the Company, merged with and into STL with the STL shareholders receiving shares of the Company's Common Stock in a tax-free reverse triangular merger. Under the Plan, each STL common share was converted into the right to receive 15.54 common shares of the Company. On February 13, 1996, the effective date of the merger, former STL shareholders owned approximately 40 percent of the Company's outstanding common shares. In addition, the Plan provided for Frank W. Brooks, the chief executive officer and majority shareholder of STL, to become Chairman of the Board of Directors of the Company.

Following the merger, on February 22, 1996 the Company relocated its principal executive offices to 18245 S.E. Federal Hwy., Te-questa, Florida 33469, telephone number 561-743-5625. Based upon the vote of shareholders at the Company's Annual Meeting of Shareholders held on July 18, 1996, the Company amended its char-ter to change the corporate name to Saf T Lok Incorporated.

                           The Safety Lock Business

STL was organized to design, develop, manufacture and market a patented and proprietary combination lock for firearms. The initial product, the Saf T LokTM, is designed to prevent unauthorized use of firearms, including unintentional discharge by children and assailants. The Saf T LokTM is easily installed, removed and operated by consumers.

As a development stage entity, STL has been engaged in product and market research and development since its incorporation in 1989. STL dedicated six years to confirming the initial Saf T LokTM concept and then developing and refining a prototype pro-duct that it could use to demonstrate the appearance and functionality of the new product to investors, consumers and retail firearms dealers.

Product development has incorporated handgun dealer and customer comments and suggestions concerning product design, appearance, operation and use. Intensive assessment of component composi-tion, manufacturing costs and projected retail pricing has confirmed the economic feasibility of the concept. STL has developed packaging formats, inclusive of necessary instructions and cautionary information. STL will continue research and development on a basis the Company believes is prudent and consistent with its financial and other resources (see "Research and Devel-opment").

The Initial Product

The Saf T LokTM is a mechanical combination lock that attaches to a gun. When unlocked, it does not hamper or interfere with the use of the gun. When the Saf T LokTM is engaged it locks the "safety" in the "no fire" position, blocking the normal operation of the gun and preventing the gun from being fired. (Guns with-out safeties are locked using the basic Saf T LokTM to block op-eration of other internal gun components.) There are no keys, batteries or other gadgets to lose or fail. The lock's body is positioned under and concealed by the gun grip. The lock's combination mechanism is located at the top of the grip, where it is easily accessible.

Planned production of approximately 25 variations of mounting plates and grips will allow the Saf T LokTM to fit approximately 2,000,000 or 80% of the handguns produced yearly in the U.S. and 350,000 or 30% of handguns imported yearly into the U.S. These variations will also fit a significant portion of the over 70 million handguns estimated to be in existence in the U.S. retrofit market. To date, the Company is marketing 11 variations.

Installation of the Saf T LokTM requires no modification to a gun. It is mounted on a plate placed under the gun's grip. The lock is installed simply by removal of the grip, insertion of the mounting plate and replacement of the manufacturer's grip with custom rubber grips. The process typically requires removal and replacement of two screws; mounting the lock takes about three minutes. When locked, the Saf T LokTM engages an interlock on the mounting plate and cannot be removed without special tools or damage to the gun, even if the grips are removed.

To lock the gun, the operator need only move the safety slide backwards with one finger while moving the reset slide forward with another finger. The need for this simultaneous action eliminates the possibility of accidental locking.

To unlock the gun, the operator depresses three individually pro-grammed buttons in any order with the thumb of the hand holding the gun, without the need to look at the gun or the lock. The lock can be released in under five seconds while holding the gun in firing position. The combination can be entered short of one keystroke, permitting accelerated unlocking, for example, when a police officer is concerned that his gun may be taken from him and yet wants it readily usable. The incidence of police offic-ers being shot with their own weapons could be significantly decreased as a result of installation and utilization of the Saf T LokTM.

Although each lock will come with a pre-set combination, the com-bination is changeable; the Company markets combination changing kits separate from the lock and mounting hardware.

Technical Specifications

The Saf T LokTM is designed to ensure reliable operation and long lock life under firing conditions. Gaps in the casing are des-igned to prevent sand and dirt infiltration. The lock mechan-ism's nickel-plated zinc alloy composition makes it impervious to rust. The design and layout of the mechanical parts shunt forces from firing recoil and mishandling to the lock casing, diminishing the potential for small parts breakage.

STL owns seven U.S. patents as assignee of Frank W. Brooks, the inventor and Chairman of the Board of the Company. Two U.S. pat-ents are pending, as are 33 foreign patent applications. Patent coverage is fundamental and separate for revolvers, longarms and semi-automatic pistols. The Company believes that the original patent extends coverage to any exter-nal gun lock using an external safety. Other patents extend cov-erage to externally mounted locks which act on a gun's internal firing mechanism to block operation. Other patent claims cover incorporation of a lock into a gun's grip assembly and the use of an adapter plate to mount a lock. These claims cover application of the Saf T LokTM to both pistols and revolvers.

The Market

Many reported injuries and deaths from the accidental discharge of firearms involve guns purchased for protection and stored loaded at home. Half of all U.S. households have at least one gun. Two-thirds of teen suicides involve shootings. Further-more, police officers and military personnel as well as individu-al gun owners are at risk of being shot by their own weapons in the hands of assailants.

The Saf T LokTM market includes both new and previously manufactured guns (the "retrofit market"). There are over 80,000,000 handguns in the retrofit market. These figures exclude longarms and foreign sales, both potentially significant markets. STL's initial market is the gun owner/ buyer who bought or is planning to buy a gun for home defense/ self-protection, i.e. about 70 percent of all owners/purchasers.

Americans own over 220 million guns. Approximately 3.5 million guns were sold in the U.S. in 1994, the last year for which statistics are available.

Manufacturing

STL's manufacturing process, which is entirely outsourced, is designed to produce low-cost reliable products. Die manufactur-ers cast the lock components in Spartanburg, South Carolina. A grip manufacturer in Longwood, Florida, injection-molds gun grips to house the lock components. An assembly shop in Orlando, Flor-ida assembles the grips and locks. After quality assurance testing, packaging and handling, the Saf T LokTM is ready for distri-bution.

The lock housing is cast with channels to hold the individual components. Assembly requires the lock parts to be inserted in the housing in a particular order. If incorrectly assembled, the lock will not lock. Assembly is estimated to take five minutes and testing about 30 seconds. By using contract labor, STL anticipates benefitting from the efficiency of volume production without the need to maintain a large staff or incur the costs and inefficiencies associated with a large facility.

Parts are die cast in zinc alloy, then nickel plated for additional strength and lubricity. STL believes that an ample sup-ply of the raw materials used in the manufacture of the Saf T LokTM is available from numerous sources at reasonable prices.

STL is committed to a high level of customer service, both to its retail firearms dealers and consumer purchasers. STL operates a toll-free assistance line to receive comments from its custom-ers. These comments and other issues are used in determining prospective improvements to existing products and development of new product concepts.

Marketing

STL plans to market the Saf T LokTM to the 8000 retailers that are each grossing over $800,000 annually from am-ong the 12,000 U.S. firearms dealers and 25,000 U.S. sporting goods and other stores that sell guns. To date, 1250 retail firearms dealers have agreed to sell the product. Each has received a complimentary dealer start-up kit comprising a plastic display firearm, a point-of-purchase display with brochures, two locks to mount on demonstration handguns, a countertop mat and a window sticker declaring that the dealer is authorized to sell the Company's product. Dealers are not committed to sell any locks or carry any inventory; the Company shops locks via overnight courier. (Gun buyers are subject to a three-day wait period before they can take delivery so only buyers of locks alone would be subject to await overnight delivery if the dealer lacks inventory.)


The Saf T LokTM is sold wholesale to dealers at a price amenable to the standard mark-up for gun accessories. Locks are packaged separ-ately from grips, mounting plates and safety slides. Dealer or-ders are solicited through mailings and store visits.

STL may implement direct mail and television marketing activi-ties. The marketing effort will encompass advertising, public relations and product promotions, each of which management be-lieves is important to the long-term success of sales of the Saf T LokTM. While the costs of these activities are substantial, such costs are expected to decline as a percentage of sales as the product gains acceptance and distribution channels are estab-lished. STL anticipates using a number of means for advertising and promotion, including newspapers, magazines, radio, television and in-store displays.

STL will also encourage legislators to sponsor legislation manda-ting gun safety measures. Several states have such legislation in place already. Florida, STL's home state, requires gun owners to store firearms in a locked mode out of the reach of children.

Competition

The Saf T LokTM competes with other products which attempt to achieve similar objectives, such as lock boxes, trigger locks, cable locks and ring locks. Lock boxes are clumsy and therefore of little practical use to gun owners, the police or armed for-ces. If they open via a push-button mode they are difficult to operate in the dark. If they open via a key, the key must be hidden for security, thereby complicating access to the gun. Trigger locks are difficult to operate in the dark and require separate key storage for reliable security. Cable locks are slow to operate and difficult to use in the dark. Ring locks (a magnetic lock) are very expensive (approximately $1000), require modification of a gun, require the owner to wear a special ring and give no positive indication of unlocking.

While STL will aggressively protect the Saf T LokTM from in-fringement, it is possible for others to copy the patented feat-ures of the Saf T LokTM or the function it serves. If the Saf T LokTM is successful, STL expects that competitors will attempt to develop comparable products, possibly reducing STL's sales or profit margins or both. STL's business strategy emphasizes increasing consumer awareness of the Saf T LokTM, as well as enhan-cing brand name recognition. Competitors such as Master Lock Inc., maker of a trigger lock, are larger, better capitalized companies with existing distribution channels.

The Saf T LokTM will also be competing at the retail store level for shelf space, advertising space and promotional displays.

Research and Development

The Company's engineering team of two persons is researching and developing applications of the Saf T LokTM outside of the fire-arms industry. Early indications are that the product can be ap-plied to luggage, medicine cabinets, safes, cash boxes, tool box-es and power tools. Such findings, however, are not beyond the conceptual stage.

Governmental Regulation

STL knows of no governmental regulation of gun safety devices.

STL believes that the demand for the Saf T LokTM will increase as media attention continues to focus on firearm-related accidents. This media attention has kept firearm safety at the forefront of public awareness. To the extent firearm safety legislation res-ults from such publicity, demand for the Saf T LokTM will in all likelihood increase.

Employees

Including its executive officers, the Company has 13 full-time employees, six of whom work in marketing, sales and customer support functions, three of whom work in management and adminis-tration, two of whom work in manufacturing and two of whom work in research and development. None of the Company's employees is covered by a collective bargaining agreement. Management be-lieves that the Company's relationship with its employees is good.

Legal Proceedings

On April 3, 1996 the Company settled a lawsuit filed in October 1995 against the Company and two of its directors and largest individual shareholders, Robert L. and Cynthia T. Gilbert, by Bar-ington Capital, L.P. ("Barington") by and through its general partner, LNA Capital Corp. Barington was the Company's underwriter in its initial public offering and is the propellant of this Registration Statement and Prospectus; Barington exercised its demand registration rights under a Warrant it holds to acquire 120,000 shares of the Company's common stock (see "Relationship Between the Company and the Selling Shareholders"). Although not clear from the manner in which the original Complaint was pled, Barington apparently claimed mismanagement by the Gil-berts as directors of the Company, for which Barington requested money damages. In the same lawsuit Barington claimed injunctive relief on the basis that the harm allegedly done to the Company was not compensable by money damages. Settlement of the suit included relinquishment on Barington's part of its right to appoint a director to the Company's Board of Directors and issuance to it of 20,000 shares of Common Stock.

                                USE OF PROCEEDS

The proceeds from the sale of the Shares will be received by the Selling Shareholders. The Company will not receive any of the proceeds. However, in order for Barington to sell newly-regis-tered shares, it must first exercise its warrant (see "Relationship Between the Company and the Selling Shareholders"); full exercise could result in receipt by the Company of $1,344,000.

                          PRICE RANGE OF COMMON STOCK

The Common Stock of the Company traded on the NASDAQ SmallCap Market under the symbol EDIT from the date of the Company's initial public offering in June 1993 until July 1996 when the symbol became LOCK. Prior to June 1993, there was no public market for the Common Stock. The following table sets forth the high and low closing sale prices per share for the Com-pany's Common Stock for the periods indicated, as reported by the NASDAQ SmallCap Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Quarter Ended                                   High                    Low
June 30, 1993                                     $9.50                  8.75
September 30, 1993                                 8.25                  7.00
December 31, 1993                                  7.00                  6.50

March 31, 1994                                     4.00                  2.62
June 30, 1994                                      3.00                  1.75
September 30, 1994                                 1.68                   .875
December 31, 1994                                   .75                   .625

March 31, 1995                                     1.00                   .50
June 30, 1995                                       .625                  .50
September 30, 1995                                  .72                   .47
December 31, 1995                                   .75                   .125

March 31, 1996                                     8.50                  3.625
June 30, 1996                                     20.00                  4.75
September 30, 1996                                 6.125                 4.875

On May 3, 1996 a securities industry newsletter made a "buy" recommendation and included a favorable paragraph as to the operations and prospects of the Company. As a result, the trading volume in the Company's shares soared to 2,305,800 from 98,400 overnight, raising prices from $7.00 on May 2, 1996 to $19.00 on May 6, 1996.

On October 15, 1996 the last reported sales price of the Common Stock was $7.75 per share. As of October 18, 1996 there were approximately 140 record holders of the Common Stock. This number does not include beneficial owners of the Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

                                DIVIDEND POLICY

The Company currently anticipates that it will retain all of its earnings for use in the development of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

All sales and operating expenses for the first half of 1996 reflect activity in STL and RGBVI (the "Subsidi-aries"). There were no sales or expenses for the Company except for legal and accounting fees and bank charges.

Sales for the first half of 1996 decreased $58,724 to $140,991 from $199,715 in the prior year's compar-able period. STL sales were $8175 from sale of the Saf T LokTM and RGBVI sales were $132,816. The primary component of non-op-erating income was interest on invested cash. Gross margins decreased to -4 percent in the half compared to 64 percent in the half ended June 30, 1995. The Company reported a net loss of $1,214,159 or $0.23 per share, up from a net loss of $467,366 or $0.14 per share in the similar period last year. The per share loss in the half was based on a weighted average number of shares of 5,177,516 as compared to 3,268,032 for the comparable period in 1995.

This decrease resulted primarily from the insolvency claim of Commodore Electronics Ltd., owner of the Commodore Amiga computer, on May 2, 1994 and its request that the Supreme Court of the Commonwealth of the Bahamas supervise its "winding up". Commodore's insolvency claim had a dramatically negative impact on the marketability and sales of the Amiga-based products of RGB Video, Inc. Additionally, the Company did not realize significant sales in non-Amiga-based products during the half; initial production and sales of STL's initial product, the Saf T LokTM, did not start until the end of the first quarter. Attendance at domestic and foreign firearms trade shows as well as increased marketing and collateral material were introduced to generate interest in the Saf T LokTM and to establish dealer net-works. In addition, press releases addressed the interest of the public in protecting against accidental shootings. The Company's initial product was enthusiastically received at the National Rifle Association show in Dallas in April, where several strateg-ic contacts were made with major gun manufacturers.

Total operating expenses, including non-recurring costs, increased to $1,230,576 for the half from $632,913 in the similar period last year. The primary component of non-operating expense was interest on capital leases. The selling expense component increased to $491,600 from $303,557 resulting from new product development and increase in sales and marketing efforts. Additional expenses were incurred for the national advertising campaign. The general and administrative expenses for the first half of 1996 increased to $589,649 from $239,080 in the prior year's comparable period primarily as a result of legal fees associated with the merger of the Company and STL, the litigation settlement, relocation to a new office, new investor relations consultants, the absorption of STL personnel and legal fees and other expenses associated with the Annual Meeting of Shareholders in July.

The net of non-operating income and expense for the first half of 1996 totaled $$31,003 compared to the net of non-operating income and expense for the first half of 1995 of $37,071. As a result, the net loss for the half was $1,214,159 compared to a net loss of $467,366 for the prior year's comparable period.

Although in the June 1996 Proxy Statement for the Annual Meeting of Shareholders in July the Company had expressed its belief that significant sales of the Saf T Lok(TM) would begin in September or October 1996, such sales did not and have not yet occured. The Company's estimate of how quickly it could establish relationships with retail gun dealers proved to have been overly optimistic; the Company had believed it could enroll a meaningful number of such retailers (at least 1000) in August 1996 but the process of enrollment consumed all of August and September. Now that 1250 retailers are selling the Company's product, the Company must entice customers into the retail stores. Thus the Company is focusing its efforts on generating positive media coverage for its potentially life saving device.

                                  MANAGEMENT

Directors and Executive Officers. The names, ages (as of October 15, 1996) and positions held by each executive officer and director of the Company are listed below:

Name                       Age                                       Positions

Frank W. Brooks             61                     Chairman of the Board(1)(3)

Robert L. Gilbert III       44                  President and Chief Executive
                                                       Officer, Director(1)(4)

Cynthia T. Gilbert          41                      Vice President, Secretary,
                                                  Treasurer, Director(2)(5)(6)

Jeffrey W. Brooks           35                                  Director(2)(6)

Eugene V. Horanoff          64                                     Director(6)

William M. Schmidt          53                                     Director(6)



____________________
(1) Member: Compensation Committee
(2) Member: Audit Committee
(3) Also serves as Chairman of STL Lock, Inc.
(4) Also serves as President of STL Lock, Inc. and as President and a director of RGB Video, Inc.
(5) Also serves as Vice President, Treasurer, Secretary and a director of RGB Video, Inc.
(6) Also serves as a director of STL Lock, Inc.
_________________________

Frank W. Brooks, the inventor of the Saf T LokTM, STL's initial product, serves as the Company's Chairman. He formed STL in 1989 and has actively participated in all organizational and financial aspects of that company. Mr. Brooks is a long-time gun owner and father of four children, the protection of whom provided the im-petus for the invention of the Saf T LokTM. Mr. Brooks owns and operates Palm Beach Business Services, Inc. d/b/a Ding-A-Ling Answering Service in West Palm Beach, Florida, a leading tele-phone answering service in the Fort Lauderdale to Orlando market, with 70 employees.

Robert L. Gilbert, III, the Company's President, Chief Executive Officer and a director since 1989, founded the Company in July 1989 and is the creator of the AmiLinkr concept, the initial pro-duct of RGBVI. From inception through June 1, 1993, Mr. Gilbert served as the Pres-ident and Chief Executive Officer of the Company; on June 2, 1993, Mr. Gilbert became Chairman of the Company. Mr. Gilbert was President of RGB Video Creations, Inc., the Company's predecessor, from its inception in December 1987 until he formed the Company.

Cynthia T. Gilbert is the wife of Mr. Gilbert. She is the Company's Vice President of Finance, Treasurer and Secretary, and a director since 1989, and has handled all financial transactions for the Company since its inception. From December 1987 through September 1989, she had similar duties with the Company's prede-cessor.

William M. Schmidt serves as Vice President and a director of the Company. He joined STL in September 1995 from Ilco Unican Inc.'s Simplex Safelock Division in Greensboro, North Carolina where he was Vice President and General Manager, accountable for two commercial lock divisions with sales of $35 million.

Jeffrey W. Brooks, the son of Frank W. Brooks, serves as a direc-tor of the Company. He joined STL in 1989 at its inception as Manager of Research & Development. Mr. Brooks has also served as General Manager of Palm Beach Business Services, Inc. since 1985 and was promoted to President in 1994.

Eugene V. Horanoff serves as a director and Chief Engineer of the Company. He joined STL in 1989 at the commencement of prototype development. He was instrumental in designing and engineering the Saf T LokTM. He spent 28 years with the Naval Surface Warfare Center in Silver Spring, Maryland, retiring in 1982 as a Senior Aerospace Design Engineer.

Employment Agreements. The Company and Frank Brooks entered into an Employment Agreement on February 13, 1996 pursuant to which Mr. Brooks' position as Chief Officer of STL was confirmed through February 2001 at an annual base salary of $100,000. Additionally, the Agreement and Plan of Merger dated January 10, 1996 between the Company and STL provided that Mr. Brooks would serve as a director of the Company through 2001.

The Company and Robert L. Gilbert entered into an Employment Ag-reement on April 22, 1993 pursuant to which Mr. Gilbert's position as President of the Company was confirmed. That Agreement has since been modified, such that Mr. Gilbert has assumed the presidency of STL and earns an annual base salary of $100,000 through February 2001.

The Company and Cynthia T. Gilbert entered into an Employment Ag-reement on April 22, 1993 pursuant to which Mrs. Gilbert's position as Vice President/Secretary/Treasurer of the Company was confirmed. That Agreement has since been modified, such that Mrs. Gilbert has assumed the roles of Treasurer and Chief Financial Officer of STL and earns an annual base salary of $85,000 through February 2001.

STL and Mr. Schmidt entered into an Employment Agreement in Nov-ember 1995, since amended, as Vice President of STL at an annual salary of $75,000.

Messrs. Schmidt, J. Brooks and Horanoff were named as directors in the Agreement and Plan of Merger through 1999, so long as Frank Brooks so desires and he remains Chairman of the Board.

Stock Options. Mr. Brooks has an option to acquire 1,000,000 shares of the Company's common stock at an exercise price of $2.00 per share. The option is exercisable through December 31, 1999, vesting in equal thirds on each of January 1, 1997, 1998 and 1999. Vesting is contingent upon attainment of specified earnings targets. Mr. Brooks has the right to have the Company register the shares underlying the option.

Mr. Gilbert has an identical option to acquire 600,000 shares.

                      SELLING SHAREHOLDERS

The table below sets forth information as of October 15, 1996 with respect to the Selling Shareholders, including their names, holdings of shares of the Company's Common Stock prior to the Offering of Shares, the number of Shares being offered for their accounts and the number and percentage of shares of the Company's Common Stock to be owned by each Selling Shareholder immediately following the sale of the Shares, assuming all of the offered Shares are sold.

Names           Shares of       Shares of       Shares of       Percentage of
                Common Stock    Common Stock    Common Stock    Common Stock
                Beneficially    Being           to be           Beneficially
                Owned Before    Offered         Beneficially    Owned After
                Offering                        Owned After     Offering
                                                Offering

Frank W.        1,760,994(1)    200,000         1,560,994(1)    28%
Brooks

Barington       140,000(2)       120,000(3)      20,000(2)       .3%
Capital Group,
L.P.


(1) Includes 1,000,000 shares available for purchase pursuant to an Option
(2) Includes 120,000 shares available for purchase pursuant to a Warrant
(3) Shares underlying the Warrant

Relationship Between the Company and the Selling Shareholders

Frank W. Brooks is Chairman of the Board of Directors of the Company and its largest individual shareholder. He is also Chairman of the Board of STL, the Company's primary subsidiary.

Barington Capital Group, L.P., an NASD-member firm, underwrote the Company's initial public offering in June 1993. In connection with that effort, Barington was issued a Warrant to purchase 120,000 shares of common stock at an exercise price of $11.20 per share. The Warrant included demand registration rights, which Barington has elected to exercise, resulting in the registration of Shares herein addressed. Barington does not make a market in shares of the Company's Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $0.01 par value. As of October 15, 1996 there were 5,522,057 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled ratably to receive such dividends, if any, as may be declared by the Board of Direc-tors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock subject to the payment of other claims of creditors. Holders of Common Stock have no preemptive, subscription or redemption rights.

Transfer Agent and Registrar. The Transfer Agent and Registrar for the Company's Common Stock is Florida Atlantic Stock Transfer, Inc., Tamarac, Florida.

Limited Liability and Indemnification. Under the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other per-son for any statement, vote, decision or failure to act regar-ding corporate management or policy by a director unless
(i) the director breached or failed to perform his duties as a director; and
(ii) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of criminal law, unless the director had reasonable cause to believe his conduct was law-ful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improp-er personal benefit, either directly or indirectly; (3) a circumstance under which an unlawful distribution is made; (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. A corporation may purchase and maintain insurance on behalf of any director or of-ficer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him ag-ainst such liability under the FBCA. The Company may elect to purchase such insurance on behalf of its directors and officers.

The Amended and Restated Articles of Incorporation of the Company provide that the Company shall indemnify all directors and offic-ers of the Company, as well as any employees or agents of the Company to whom the Company has agreed to grant indemnification. Section 607.0850(1) of the FBCA provides that a Florida corpora-tion, such as the Company, shall have the power to indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enter-prise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, to the fullest extent permitted by ap-plicable law, as amended from time to time. This indemnification includes the right to advancement of expenses when allowed pursu-ant to applicable law.

In addition, the Amended and Restated Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, the Amen-ded and Restated Articles of Incorporation do not eliminate or limit the liability of a director for any of the following reas-ons: (i) breach of the director's duty of loyalty to the Company or its shareholders;
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) a violation under Section
607.0834 of the FBCA (which imposes liability upon directors for unlawful dividends and other distributions); (iv) a transaction from which the director der-ived an improper personal benefit; or (v) an act or omission oc-curring before the effective date of the Articles.

Insofar as indemnification for liabilities arising under the Sec-urities Act may be permitted to directors, officers and control-ling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                  FLORIDA LAW AND CERTAIN CHARTER PROVISIONS

The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law unless such corporation has elected to opt-out of such provisions in its Articles of Incorporation or, depending on the provision in question, its Bylaws. The Company has not elec-ted to opt-out of such provisions. The Common Stock of the Company is subject to the "affiliated transaction" and "control-share acquisition" provisions of the FBCA, Sections 607.0901 and 607.0902, respectively. These provisions provide that, subject to certain exceptions, an "affiliated transaction" must be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" and that "control shares" acquired in specified control-share acquis-itions have voting rights only to the extent conferred by resolution approved by the shareholders, excluding holders of shares defined as "interested shares".

The provisions of the FBCA described above may have certain anti-takeover effects. Such provisions, individually or in combination, may discourage third parties from or make it more difficult for third parties to make a tender offer or acquisition of substantial amounts of the Company's Common Stock or from launching other takeover attempts that a shareholder might consider in such shareholder's best interest, including those attempts that might result in the payment of a premium over the market price for the Common Stock held by such shareholder.

                             PLAN OF DISTRIBUTION

Any distribution of the Shares by the Selling Shareholders or by their pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed pub-lic offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on one or more exchanges on which the Shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices;
or (d) by any other legally available means.

The Selling Shareholders and such underwriters, brokers, dealers or agents, upon effecting a sale of the Shares, may be considered "underwriters" as that term is defined by the Securities Act.

Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may re-ceive underwriting discounts and commissions. Discounts or concessions may be allowed or reallowed or paid to dealers, and bro-kers or agents participating in such transaction may receive bro-kerage or agent's commissions or fees.

At the time a particular offering of the Shares is made, to the extent required, a Prospectus supplement will be distributed which will set forth the amount of the Shares being offered and the terms of the Offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions, if re-quired, only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is av-ailable and complied with.

The Company has agreed that it will bear all costs, expenses and fees in connection with the registration of the Shares.

                                 LEGAL MATTERS

The validity of the Shares offered hereby are being passed upon for the Company by Mirkin & Woolf, P.A., West Palm Beach, Flori-da.

                                    EXPERTS

The consolidated financial statements and schedule of the Company and its then sole subsidiary appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1995 have been aud-ited by Michaelson & Co., P.A., independent auditors, as set forth in its report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

             Item 14. Other Expenses of Issuance and Distribution

The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.

     S.E.C. Registration Fee                  $ 1,104
     Accounting Fees and Expenses               2,000 *
     Legal Fees and Expenses                   20,000 *
     Miscellaneous                              1,896 *

     TOTAL                                    $25,000 *
_______________
* Estimated, subject to change.
_______________

The Selling Shareholders will not bear any portion of the expenses of registration of the Shares.

              Item 15. Indemnification of Directors and Officers

Section 607.0850(1) of the Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a Florida corporation may indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the cor-poration), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was ser-ving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Section 607.0850(2) of the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such per-son acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claims as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

Section 607.0850 further provides that to the extent a director, officer, employee or agent of a corporation is successful on the merits or in the defense of any proceeding referred to in subsec-tions (1) or (2) of Section
607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that the corporation may advance such expenses; that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under such
Section 607.0850.

Section 607.0850 of the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that such person's actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless such person had reasonable cause to be-lieve his conduct was lawful or had no reasonable cause to be-lieve his conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best in-terests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in favor or in a proceeding by or in the right of a shareholder.

The Company's Amended and Restated Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Florida law.

Item 16. Exhibits.

EXHIBIT                                                           SEQUENTIALLY
NUMBER    DESCRIPTION                                         NUMBERED PAGE(1)

(3)(i)    Amended and Restated Articles of Incor poration*                  33

(3)(ii)   Bylaws

(4)       Warrant dated June 30, 1993 issued to Barington
          Capital Group, L.P.

(5)       Opinion of Mirkin & Woolf, P.A.*                                  38

(21)      Subsidiaries*                                                     39

(23)(i)   Consent of Mirkin & Woolf, P.A. (included in Exhibit 5)

(23)(ii)  Consent of Michaelson & Co., P.A.*                                40

(24) Power of Attorney (included on the signature page of this Registration Statement)

(27)      Financial Data Schedule

(99)      Termination Agreement                                             41
_____________
*Filed herewith
(1)Applies to manually signed Registration Statement only

Item 17. Undertakings.

The Company will:
  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information or the plan of distribution.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registartion statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Sec-urities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Amended and Restated Articles of Incorporation, Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Regis-trant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Regis-trant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Regis-tration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tequesta, State of Florida, on October 21, 1996.


 SAF T LOK INCORPORATED


                                 By: /s/ Robert L. Gilbert III
                                     --------------------------
                                Robert L. Gilbert, III, President
                                 and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                     Date


                          Chairman of the Board of  October 21, 1996
________________________  Directors
Frank W. Brooks


//Robert L. Gilbert, III Chief Executive Officer, October 21, 1996 ________________________ President and Director
Robert L. Gilbert, III

                          Vice President -
                          Finance, Treasurer,       October 21, 1996
//Cynthia T. Gilbert      Secretary and Director
________________________  Director
Cynthia T. Gilbert


// William M. Schmidt
________________________  Director
William M. Schmidt                                  October 21, 1996


// Eugene V. Horanoff
________________________  Director
Eugene V. Horanoff                                  October 21, 1996


//Jeffrey W. Brooks
________________________  Director                  October 21, 1996
Jeffrey W. Brooks



                       POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears above in so signing also makes, constitutes and appoints Robert L. Gilbert, III as his true and lawful attorney-in-fact with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to the Registration Statement, with exhibits thereto and other documents in connection therewith, granting un-to said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby rati-fies and confirms all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                                 EXHIBIT INDEX


EXHIBIT                                                           SEQUENTIALLY
NUMBER    DESCRIPTION                                         NUMBERED PAGE(1)

(3)(i)    Amended and Restated Articles of Incor poration*                  33

(3)(ii)   Bylaws

(4)       Warrant dated June 30, 1993 issued to Barington
          Capital Group, L.P.

(5)       Opinion of Mirkin & Woolf, P.A.*                                  38

(21)      Subsidiaries*                                                     39

(23)(i)   Consent of Mirkin & Woolf, P.A. (included in Exhibit 5)

(23)(ii)  Consent of Michaelson & Co., P.A.*                                40

(24) Power of Attorney (included on the signature page of this Registration Statement)

(27)      Financial Data Schedule

(99)      Termination Agreement                                             41
_____________
*Filed herewith
(1)Applies to manually signed Registration Statement only






                                 EXHIBIT 3(I)

                               STATE OF FLORIDA

                              Department of State


I certify that the attcahed is a true and correct copy of the amended and Restated Articles of Incorporation, filed on July 18, 1996, for RGB COMPUTER & VIDEO, INC., which changed its nameto SAF T LOK INCORPORATED, a Florida corporation, as shown by the records of this office.

The document number of this corporation is L01153.
















                          Given under my hand and the
                      great seal of the State of Florida,
                     at Tallahassee, the Capital, this the
                         Eighteenth day of July, 1996.




                               Sandra B. Mortham
                              Secretary of State

==============================================================================
==============================================================================

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF

                          RGB COMPUTER & VIDEO, INC.


Pursuant to Section 607.1007 of the Florida Business Corporation Act, RGB Computer & Video, Inc., a Florida corporation (the "Corporation"), certifies that:

1. The original Articles of Incorporation of the Corporation were filed with the Florida Department of State on July 10, 1989, were amended by Articles of Amendment to the Articles of Incorporation filed on April 26, 1990, were further amended by Arti-cles of Amendment to the Articles of Incorporation filed on January 8, 1991, were again amended by Amended and Restated Articles of Incorporation filed on April 13, 1993 and were then amended by Articles of Amendment to the Amended and Restated Articles of In-corporation filed on May 17, 1995;
2. In accordance with the provisions of Sections 607.0821 and 607.0701 of the Florida Business Corporation Act, these Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation pursuant to a unanimous written consent dated as of May 31, 1996 and by the holders of more than 75 percent of the outstanding stock of the Corporation, the requisite amount under the current Amended and Restated Articles of Incorporation;
3. The current Amended and Restated Articles of Incorporation of the Corpora tion are amended as follows:

   a) Article I is amended to change the name of the Corporation to Saf T Lok Incorporated;
   b) Article II is amended to change the principal address of the Corporation to 18245 S.E. Federal Highway, Tequesta, Florida 33469;
   c)  Article III is deleted;
   d)  Article IV is restated and renumbered as Article III;
   e) Article V is amended to change the authorized capital of the Corporation to 20,000,000 shares of common stock, $0.01 par value, and renumbered as
     Article IV;
   f) Article VI is amended to reflect revised provisions applicable to directors of the Corporation, and renumbered as Article V;
   g)  Article VII is deleted;
   h)  Article VIII is expanded and divided into new Articles VI and VII;
   i)  Article IX is deleted; and
   j)  Article X is deleted.

4. The foregoing amendments to the current Amended and Restated Articles of Incorporation were duly adopted by the shareholders of the Corporation; and
5. There are no discrepancies between the provisions of the current Amended and Restated Articles of Incorporation, as amend-ed, and the provisions of these Amended and Restated Articles of Incorporation other than the inclusion of the foregoing amendments which were adopted pursuant to Section 607.1003 of the Florida Business Corporation Act, and the omission of matters of historical interest.

The text of the current Amended and Restated Articles of Incorporation of the Corporation is restated with the amendments described above, effective as of the date of filing hereof with the Florida Department of State, to read as follows:

                                ARTICLE I  NAME

The name of the Corporation is Saf T Lok Incorporated.

               ARTICLE II  PRINCIPAL OFFICE AND MAILING ADDRESS

The address of the principal office and mailing address of the Corporation is 18245 S.E. Federal Highway, Tequesta, Florida 33469.

                             ARTICLE III  PURPOSE

The Corporation is organized for the purpose of transacting any and all lawful businesses for which corporations may be incorpor-ated under the Florida Business Corporation Act.

                           ARTICLE IV  CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall be authorized to have outstanding at any time is 20,000,000 shares of Common Stock with a par value of $0.01 per share, all of which shares shall be issued fully paid and nonassessable.

                             ARTICLE V  DIRECTORS

The number of directors of the Corporation constituting the en-tire Board of Directors shall be not less than three (3) nor more than thirteen (13). The Board of Directors shall determine from time to time the number of directors who shall constitute the en-tire Board of Directors. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall af-fect the term of any directors then in office.

The term of office of each of the directors shall expire at each Annual Meeting of Shareholders. The successors to directors whose terms shall then expire shall be elected to serve from the time of election and qualification until the next Annual Meeting of Shareholders following election and until a successor shall have been duly elected and shall have qualified.

                 ARTICLE VI  LIMITATION OF DIRECTOR LIABILITY

1. No director shall be personally liable for monetary damages to the Corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the direc-tor's breach of, or failure to perform, those duties constitutes (i) a violation of the criminal law, unless the director had rea-sonable cause to believe his conduct was lawful or had no reason-able cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal bene-fit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act are applicable, (iv) in a proceeding by or in the right of the Corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the Corporation, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the Corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

2. For purposes of this Article VI, the term "recklessness" means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

                         ARTICLE VII  INDEMNIFICATION

1. Each person (including here and hereinafter, the heirs, executors, administrators or estate of such person) (a) who is or was a director or officer of the Corporation, (b) who is or was an agent or employee of the Corporation other than an officer and as to whom the Corporation has agreed to grant such indemnity, or (c) who is or was serving at the request of the Corporation as its representative in the position of a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise and as to whom the Corporation has ag-reed to grant such indemnity, shall be indemnified by the Corpor-ation as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any such future legislation or decision, only to the extent that it permits the Corporation to provide broader indemnification rights than per-mitted prior to such legislation or decision), against any fine, liability, cost or expense, including attorneys' fees, asserted against him or incurred by him in his capacity as such director, officer, agent, employee or representative, or arising out of his status as such director, which indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled. The Corporation may maintain insurance, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, whether or not the Corporation would have the legal power directly to indemnify him against such liability.

2. Costs, charges and expenses (including attorneys' fees) in-curred by a person referred to in Section 1 of this Article VII in defending a civil or criminal suit, action or proceeding shall be paid by the Corporation in advance of the final disposition thereof upon receipt, in the case of an officer or director, of an undertaking to repay all amounts so advanced in the event it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by this Article VII, and upon satisfaction of such other conditions as are required by current or future legislation (but with respect to future legislation, only to the extent that it provides conditions less burdensome than those previously provided). Such costs, charges and expenses incurred by other employees and ag-ents may be so paid upon such terms and conditions, if any, as the Board of Directors may deem appropriate.

3. If this Article VII or any portion hereof shall be invalida-ted on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person des-cribed in Section 1 of this Article VII to the fullest extent permitted by any applicable portion and to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned have made, subscribed and ac-knowledged these Amended and Restated Articles of Incorporation this 18th day of July, 1996.


// Robert L. Gilbert, III
___________________________________
Robert L. Gilbert, III, President


//Cynthia T. Gilbert
___________________________________
Cynthia T. Gilbert, Secretary

==============================================================================
==============================================================================


EXHIBIT 5


October 21, 1996


Saf T Lok Incorporated
18245 S.E. Federal Highway
Tequesta, FL  33469

Ladies and Gentlemen:

We have acted as counsel to Saf T Lok Incorporated (the "Company") in connection with its filing of a registration statement on Form S-3 (File No. 333-08285, such registration statement, as amended at the time of its effectiveness, is hereinafter referred to as the "Registration Statement") covering shares of the Company's authorized and issued shares of Common Stock, $0.01 par value (the "Shares").

As such counsel, we have examined original copies, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

On the basis of the foregoing, we are of the opinion that the Shares have been validly authorized and are legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

Very truly yours,

MIRKIN & WOOLF, P.A.
==============================================================================
==============================================================================
     EXHIBIT 21


SUBSIDIARIES



STL Lock, Inc.

RGB Video, Inc.

==============================================================================
==============================================================================
                                EXHIBIT 23(ii)


                         INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Saf T Lok Incorporated on Form S-3 of our reports dated March 20, 1996 appearing in ind incorporated by reference in the Annual Report on Form 10 KSB of Saf T Lok Incorporated, formerly known as RGB Computer & Video, Inc., for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in this Registration Statement.



September 5, 1996

// Michaelson & Co., P.A.

==============================================================================
==============================================================================

                                  EXHIBIT 99



                             TERMINATION AGREEMENT


TERMINATION AGREEMENT made this 1st day of October, 1996 by and among FRANK W. BROOKS and ROBERT L. and CYNTHIA T. GILBERT.

                                   Recital:

By Irrevocable Proxy dated February 13, 1996 the Gilberts granted Brooks a proxy to vote their shares of common stock in Saf T Lok Incorporated, a Florida corporation formerly known as RGB Compu-ter & Video, Inc. The parties wish to terminate said proxy.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to terminate said proxy, effective immediately.

IN WITNESS WHEREOF the undersigned have executed this instrument as of the date first above written.

Witnesses:



//Richard Taylor                                             // Frank W. Brooks
______________________________                   ______________________________
                                                                FRANK W. BROOKS


// Richard Taylor                                     // Robert L. Gilbert III.
______________________________                   ______________________________
                                                          ROBERT L. GILBERT III


// Richard Taylor                                         // Cynthia T. Gilbert
______________________________                   ______________________________
                                                             CYNTHIA T. GILBERT

==============================================================================
==============================================================================



October 21, 1996

Via overnight courier
---------------------
Richard Wulff
U.S. Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 7-8
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Amendment No. 3 to Registration Statement on Form S-3 of Saf T Lok Incorporated, File No: 333-08285

Dear Mr. Wulff:

Reference is made to Amendment No. 2 to the Registration Statement on Form S-3 (file no. 333-08285) filed by Saf T Lok Incorporated (the "Company") on October 3, 1996 and to your letter of comments thereon dated October 7, 1996.

The Company has electronically filed concurrently herewith Amendment No. 3 to the above-referenced Registration Statement. Am-endment no. 3 contains information we trust the staff will find responsive to its letter of comments together with certain updated and other clarifying information.

With respect to the specific comments set forth in the letter of comments, please be advised as follows (all paragraphs being cap-tioned and numbered to correspond to the numbers and captions set forth in the letter of comments):

The Company
-----------

The objectionable statement has been deleted, as requested.

Management's Discussion and Analysis
------------------------------------

A new final paragraph has been added addressing the issue of the lack of significant sales to date, as requested. The reference to the Cabot Heritage Newsletter has been rendered anonymous, as requested.

Selling Shareholders
--------------------

Ownership of the shares underlying the warrant has been included in the table, as requested. The column headings have been revised, as requested.

Exhibits
--------

The agreement terminating the proxy has been added to the exhibit list and filed as an exhibit, as requested. As requested, the Exchange Act reports have been deleted from the exhibit list insofar as they are incorporated by reference and are not filed as exhibits.


The Company hereby requests acceleration of the effective time and date of its Registration Statement on Form S-3 to 9:00 a.m. on October 25, 1996 or as soon as practicable thereafter.

Thank you.

Very truly yours,

MIRKIN & WOOLF, P.A.



Mark H. Mirkin
MHM/cmf

cc:  Andrew Tataryn
     Frank W. Brooks